Exhibit 99.1

July 22, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Names McClurg and Strand to Expanded Board of Directors

LINCOLN, NE – July 22, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today it has expanded the Company’s Board of Directors and has appointed James E. McClurg, Ph.D. and James W. Strand to serve in the newly created Board positions. Both Dr. McClurg and Strand were also appointed as directors of the Bank.

Dr. McClurg will serve on the Company’s and Bank’s Board of Directors for a term expiring at the Company’s 2011 annual meeting. Strand will serve in a similar capacity for a term expiring at the Company’s 2012 annual meeting.

Currently a member of the University of Nebraska Board of Regents, Dr. McClurg is president of Technical Development Resources Company of Lincoln, Nebraska. Prior to forming Technical Development Resources in mid-2008, Dr. McClurg was senior vice president and chief scientific officer of MDS Pharma Services; an NYSE-listed, international pharmaceutical research and development company. MDS Pharma Services acquired Harris Laboratories, Inc., headquartered in Lincoln, Nebraska, in 1996 where Dr. McClurg was president and chief executive officer for 12 years.

Strand is the retired market area president of Alltel Communications. Prior to his retirement in 2001, Strand worked for Lincoln Telephone Company for 26 years in various executive management roles and was executive vice president and chief operating officer of the company before its acquisition by Alltel in 1999.

“Both Dr. McClurg and Mr. Strand bring extensive executive leadership expertise to TierOne,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Their proven professional track records and business insight will be invaluable as TierOne positions itself for the future.”

A graduate of Nebraska Wesleyan University and the University of Nebraska College of Medicine, Dr. McClurg serves on the boards of Assurity Security Group, Inc., University Technology Development Corporation, Streck Laboratories, Inc. and Agile Sports Technologies, Inc. He also serves on the Board of Trustees for the University of Nebraska Foundation and TeamMates; a youth mentoring program founded by retired University of Nebraska football coach Tom Osborne.

Strand is a York, Nebraska native and holds bachelor’s, master’s and MBA degrees from the University of Nebraska. He currently serves on the advisory boards of the Peter Kewit Institute and the Hixon-Lied College of Fine & Performing Arts and has also served on the boards of Illuminent Communications, Lincoln Electric System, St. Elizabeth’s Medical Center, Nebraska Wesleyan University and several telecommunication industry organizations. Additionally, Strand has taken an active leadership role in numerous community service and civic organizations including the United Way, Lincoln Public Schools Foundation, Lincoln Symphony, Lincoln Children’s Zoo and the Lied Center for the Performing Arts.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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